Exhibit 10.3

LIMITED GUARANTEE

This Limited Guarantee (this "Guarantee") is made as of April 11, 2013, by Daniel G. Keane ("Guarantor"), in favor of Mod-Pac Corp., a New York corporation (the "Company").

WHEREAS, reference is made herein to that certain Agreement and Plan of Merger, dated as of the date hereof, (the "Merger Agreement"), by and among the Company, Rosalia Capital LLC, a Delaware limited liability company ("Parent"), and Mandan Acquisition Corp., a New York corporation and wholly owned subsidiary of Parent ("Merger Sub").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, as an inducement to the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Guarantor undertakes and agrees for the benefit of the Company as follows:

1.           Subject to the limitations set forth in Section 7.03(c) of the Merger Agreement and Section 2 below, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company the due and punctual observance, performance and discharge when due of the obligations of Parent under Section 7.03(c) of the Merger Agreement (each, an "Obligation" and, collectively, the "Obligations").  The Guarantor shall make prompt payment to the Company of the amount of any such Obligation if and when due under the Merger Agreement.

2.           Notwithstanding any of the terms or conditions of this Guarantee, under no circumstance shall the maximum liability of the Guarantor to the Company under this Guarantee exceed in the aggregate $500,000 (the "Cap") for any reason (it being understood that this Guarantee may not be enforced without giving effect to the Cap).

3.           The Guarantor represents and warrants to the Company that:

(a)           This Guarantee constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and to general principles of equity.  Neither the execution and delivery of this Guarantee by the Guarantor, nor compliance by the Guarantor with any of the terms or provisions of the Guarantee will (x) violate any law, judgment, writ, stipulation or injunction of any governmental authority applicable to the Guarantor, or (y) violate or constitute a default under any of the terms, conditions or provisions of any contract to which the Guarantor is a party.

(b)           All consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance by the Guarantor of this Guarantee.

4.           The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.  This is an unconditional guarantee of payment and not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against Parent or any other person or whether Parent or any other person is joined in any such action or actions.

5.           The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent for the creation, extension, renewal, accrual, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent without in any way impairing or affecting this Guarantee.  The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent; (b) any change in the time, place, manner or terms of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or any change or extension of the time of payment or performance of, renewal or alteration of, any Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or other amendment or modification or waiver of or consent to any departure from any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any other entity or person liable with respect to the Obligations; (d) any change in the corporate existence, structure or ownership of Parent or any other entity or person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other entity or person interested in the transactions contemplated in the Merger Agreement; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Parent or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of the Obligations.

6.           To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company.  The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other entity or other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its subsidiaries or defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or breach by the Company of this Guarantee).  The Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

7.           No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other and may be exercised by the Company at any time or from time to time.

8.           This Guarantee is a continuing Guarantee and shall be binding upon the Guarantor until all the Obligations have been finally satisfied and paid in full.  This Guarantee is a guarantee of payment and performance of the Obligations; provided that the Guarantor shall be entitled to raise as a defense to the Obligations any and all defenses available to be raised by Parent.

9.           The Guarantor hereby agrees that the Obligations shall not be deemed to have been released, dismissed, impaired, reduced, discharged, paid, observed or performed or affected as the result of the bankruptcy, insolvency, disability, dissolution, termination, receivership, reorganization or lack of corporate or other power of Parent, and the Guarantor's liability in respect thereof shall continue and not be discharged, including the case where any payment or performance thereof by Parent is recovered from or paid over by or on behalf of the Company by reason of a fraudulent transfer by Parent, or as a preference in any bankruptcy of Parent.  The Guarantor will not exercise any rights of subrogation or contribution, whether arising by contract or operation of law (including without limitation any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by the Guarantor pursuant to the provisions of Section 1 hereof unless and until the Obligations have been indefeasibly paid in full.

10.         No waiver, modification or amendment of any provisions of this Guarantee shall be effective except pursuant to a written agreement signed by the Company and the Guarantor, and then such waiver shall be effective only in the specific instance and for the purpose for which given.  This Guarantee shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of each party hereto.  No rights or obligations hereunder shall be assignable (by operation of law or otherwise) by the Guarantor or the Company without the prior written consent of the Company or the Guarantor, as the case may be.

11.         This Guarantee may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.         This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply.

13.         Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court for the Western District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it or he may legally and effectively do so any objection which it or he may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts.

14.         The Company acknowledges and agrees that the sole asset of Parent and Merger Sub is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs.  Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor or any of his former, current or future affiliates or assignees or any former, current or future director, officer, employee, agent, manager, equityholder, affiliate or assignee of any of the foregoing (collectively, but not including Parent or Merger Sub, each a "Non-Recourse Party") through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantor under and to the extent provided in this Guarantee and subject to the Cap and the other limitations described herein.  The Company further agrees and acknowledges that recourse against the Guarantor under and pursuant to the terms of this Guarantee shall be the sole and exclusive remedy of the Company and its affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or by or through a claim by or on behalf of Parent or Merger Sub.  Nothing set forth in this Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Company or shall confer or give or be construed to confer or give to any Person other than the Company (including any person acting in a representative capacity) any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein.

15.         All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

If to the Guarantor:

Daniel G. Keane
c/o LeCaron Enterprises Corp.
P. O. Box 754
Buffalo, New York 14207-0754

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telecopier: (212) 935-9935
Attention: Peter J. Halasz

If to the Company, as provided in the Merger Agreement.

16.          EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Limited Guarantee as of the day first written above.

GUARANTOR:

/s/ Daniel G. Keane
Daniel G. Keane

Agreed to and accepted by:

THE COMPANY:

MOD-PAC CORP.

By	/s/ David B. Lupp
Name: David B. Lupp
Title: Chief Operating Officer and Chief Financial Officer